Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

American National Insurance Company

a Texas insurance company,

American National Group, Inc.,

a Delaware corporation,

and

AN MergerCo, Inc.

a Texas corporation,

Dated as of February 11, 2020

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 11, 2020, is among American National Insurance Company, a Texas insurance company (the “Company”), American National Group, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“HoldingCo”), and AN MergerCo, Inc., a Texas corporation and a direct, wholly-owned subsidiary of HoldingCo (“MergerCo”).

RECITALS

WHEREAS, as of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of common stock, $1.00 par value per share (“Company Common Stock”), of which approximately 26,887,200 shares are issued and outstanding, approximately 2,132,198 shares are reserved for issuance under the Company’s Plans (as defined below), and 3,945,249 shares are held in treasury;

WHEREAS, as of the date hereof, the authorized capital stock of HoldingCo consists of 1,000 shares of common stock, $0.01 par value (“HoldingCo Common Stock”), of which 10 shares are issued and outstanding;

WHEREAS, as of the Effective Time (as defined below), HoldingCo will have the authority to issue 55,000,000 shares, consisting of: (i) 50,000,000 shares of HoldingCo Common Stock, par value $0.01; and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “HoldingCo Preferred Stock”);

WHEREAS, HoldingCo and MergerCo were organized for the purpose of participating in the transactions herein contemplated;

WHEREAS, the Board of Directors of each of the Company, HoldingCo and MergerCo have unanimously determined that it is advisable and in the best interests of their respective security holders to reorganize to create a new holding company structure by merging the Company with MergerCo, with the Company being the surviving entity (sometimes hereinafter referred to as the “Surviving Company”), and converting each outstanding share of Company Common Stock into one (1) share of HoldingCo Common Stock in accordance with the terms of this Agreement;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of its stockholders to reorganize the Company’s operations, such that the public company owned by its stockholders is incorporated in the State of Delaware, the state of incorporation of HoldingCo;

WHEREAS, the Boards of Directors of each of HoldingCo, the Company and MergerCo have adopted or approved this Agreement and the merger of the Company with MergerCo upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Boards of Directors of each of the Company and MergerCo have declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement, and the Boards of Directors of each of the Company and MergerCo have unanimously determined to recommend to their respective stockholders the approval of this Agreement and the Merger, subject to the terms and conditions hereof and in accordance with the provisions of the Texas Business Organizations Code (the “TBOC”) and the Texas Insurance Code (together with the TBOC, “Applicable Law”); and

WHEREAS, for U.S. federal income tax purposes, the parties to this Agreement intend that the Merger qualify as (i) a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with HoldingCo, MergerCo and the Company each a party to the reorganization within the meaning of Section 368(b) of the Code, and/or (ii) an exchange described in Section 351(a) of the Code; and

Agreement and Plan of Merger

WHEREAS, the parties to this Agreement also intend this Agreement to be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, HoldingCo and MergerCo hereby agree as follows:

ARTICLE 1

THE MERGER

1.1    The Merger. In accordance with Section 10.001 of the TBOC, and subject to and upon the terms and conditions of this Agreement, MergerCo shall, at the Effective Time, merge with and into the Company, the separate corporate existence of MergerCo shall cease, and the Company shall continue as the surviving entity. At the Effective Time, the effect of the Merger shall be as provided in Section 10.008 of the TBOC.

1.2    Effective Time. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Texas or a later date specified therein (the “Effective Time”).

1.3    Organizational Documents of the Surviving Company.

(a)    At the Effective Time, the Articles of Incorporation of the Surviving Company shall be the Amended and Restated Articles of Incorporation of the Company as existing immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.

(b)    At the Effective Time, the Bylaws of the Surviving Company shall be the Amended and Restated Bylaws (the “Surviving Company Bylaws”) of the Company as existing immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.

1.4    Directors and Officers of the Surviving Company. The directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.

1.5    Directors and Officers of HoldingCo. Prior to the Effective Time, the Company, in its capacity as the sole stockholder of HoldingCo, shall take or cause to be taken all such actions as are necessary to cause (i) those persons serving as the directors of the Company immediately prior to the Effective Time to be elected or appointed as the directors of HoldingCo, with the directors serving until the earlier of the next meeting of the HoldingCo stockholders at which an election of directors is held and until their successors are elected or appointed (or their earlier death, disability or retirement), each such person to have the same committee memberships with HoldingCo as he or she held with the Company, to the extent such committees exist at HoldingCo, and (ii) those persons serving as officers of the Company immediately prior to the Effective Time to be elected or appointed as the officers of HoldingCo, each such person to have the same office(s) with HoldingCo as he or she held with the Company.

1.6    Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Applicable Law. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of MergerCo or the Company acquired or

Agreement and Plan of Merger

to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of MergerCo and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MergerCo and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.7    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of HoldingCo, MergerCo, the Company or the holder of any of the following securities:

(a)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, but not including any shares held in treasury, which shall be automatically cancelled and retired without the payment of any consideration therefor, shall be converted into one (1) duly issued, fully paid and non-assessable share of HoldingCo Common Stock. The HoldingCo Common Stock into which the Company Common Stock shall be converted in accordance with this subsection (a) is referred to herein as the “Merger Consideration.”

(b)    The MergerCo common stock held by HoldingCo will automatically be converted into, and thereafter represent, 100% of the common stock of the Surviving Company.

(c)    Each share of HoldingCo Common Stock, if any, owned by the Company immediately prior to the Merger shall automatically be cancelled and retired and shall cease to exist.

(d)    From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.8 herein.

(e)    In accordance with Section 10.354 of the TBOC, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.

1.8    No Surrender of Certificates; Direct Registration of HoldingCo Common Stock. At the Effective Time, (i) each outstanding share of Company Common Stock (other than any shares of Company Common Stock to be cancelled in accordance with Section 1.7) shall automatically represent the same number of shares of HoldingCo Common Stock without any further act or deed by the stockholders of the Company. Record of ownership of HoldingCo Common Stock shall be kept in uncertificated, book entry form by HoldingCo’s transfer agent. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of HoldingCo Common Stock.

1.9    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by law. On or after the Effective Time, any certificates presented to HoldingCo or its transfer agent for any reason shall solely represent the right to receive the Merger Consideration issuable in respect of the shares of Company Common Stock formerly represented by such certificates without any interest thereon.

1.10    Successor Issuer. It is the intent of the parties hereto that HoldingCo be deemed a “successor issuer” of the Company in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the

Agreement and Plan of Merger

“Exchange Act”), and Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). At or after the Effective Time, HoldingCo shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any registration statements of the Company on Form S-8.

ARTICLE 2

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

2.1    Assumption of Company Awards. At the Effective Time, all outstanding restricted stock, restricted stock units and stock appreciation rights with respect to the Company Common Stock (“Equity Awards”), then outstanding under the Company’s 1999 Stock and Incentive Plan (the “Incentive Plan”), and book value unit awards issued by the Company pursuant to its long-term incentive compensation program (“BVU Awards,” together with the Equity Awards, the “Company Awards”), whether or not then vested or exercisable, will be assumed by HoldingCo. Each Company Award so assumed by HoldingCo under this Agreement (a “HoldingCo Award”) will continue to have, and be subject to, as applicable, the same terms and conditions as set forth in the Incentive Plan and any agreements thereunder, in the case of the Equity Awards, and the applicable terms and conditions governing BVU Awards, existing immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price), except that each Company Award will be convertible or exercisable (or will become convertible exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of HoldingCo Common Stock equal to the number of shares of Company Common Stock that were subject to such Company Award immediately prior to the Effective Time.

2.2    Assignment and Assumption of Certain Agreements. Effective as of the Effective Time, the Company hereby assigns to HoldingCo, and HoldingCo hereby assumes and agrees to perform, all obligations of the Company pursuant to the Incentive Plan, each award agreement entered into pursuant to the Incentive Plan, the applicable terms and conditions governing the BVU Awards, and each outstanding Company Award granted thereunder.

2.3    Reservation of Shares. At or prior to the Effective Time, HoldingCo will reserve sufficient shares of HoldingCo Common Stock to provide for the issuance of HoldingCo Common Stock upon the vesting of applicable Company Awards outstanding under the Incentive Plan.

2.4    Registration Statement; Proxy/Prospectus. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the Stockholders’ Meeting (as hereinafter defined) (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and HoldingCo shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement” and the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of HoldingCo Common Stock to be issued to the stockholders of the Company as the Merger Consideration. Each of HoldingCo and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, HoldingCo shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of HoldingCo Common Stock pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Securities Exchange Act, the Proxy/Prospectus to its stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or

Agreement and Plan of Merger

otherwise making available to the Company’s stockholders the Proxy/Prospectus in light of the date set for the Stockholders’ Meeting.

2.5    Meeting of Company Stockholders. The Company shall take all action necessary in accordance with Applicable Law and its Articles of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement (the “Stockholders’ Meeting”) to be held no less than ten (10) nor more than sixty (60) days following the distribution of the definitive Proxy/Prospectus to its stockholders. The Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger. The Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its stockholders in advance of any vote on this Agreement and the Merger or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy/Prospectus) there are insufficient shares of Company Common Stock voting in favor of the approval of this Agreement and the Merger or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting.

2.6    Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of HoldingCo Common Stock in exchange for shares of Company Common Stock or Company Awards pursuant to this Agreement and the Merger is intended to be an exempt transaction pursuant to Section 16b-3 of the Exchange Act. Prior to the Effective Time, the Board of Directors of HoldingCo or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company or HoldingCo who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of HoldingCo Common Stock or HoldingCo Award in exchange for shares of Company Common Stock or Company Awards pursuant to this Agreement and the Merger is intended to be an exempt transaction for purposes of Section 16b-3 of the Exchange Act.

ARTICLE 3

CONDITIONS OF MERGER

3.1    Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a)    The Registration Statement shall have been deemed or declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC; and no proceeding for that purpose shall have been initiated or, to the knowledge of HoldingCo or the Company, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy Statement shall have been initiated or, to the knowledge of HoldingCo or the Company, threatened by the SEC and not concluded or withdrawn.

(b)    This Agreement and the Merger shall have been approved by the requisite vote of the stockholders of the Company in accordance with Applicable Law and the Amended and Restated Articles of Incorporation of the Company, as may be amended from time to time.

(c)    The HoldingCo Common Stock to be issued pursuant to the Merger shall have been approved for listing on the NASDAQ Stock Market (the “NASDAQ”) by The NASDAQ Stock Market, LLC.

Agreement and Plan of Merger

(d)    The Company shall have made such filings, and obtained such permits, authorizations, consents, approvals or terminations or expirations of waiting periods as are required by the corporate and insurance laws and regulations of all applicable jurisdictions.

(e)    No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(f)    The Company and HoldingCo shall have received a written opinion of Shearman & Sterling LLP (or other nationally recognized tax counsel reasonably acceptable to Company and HoldingCo), dated as of the closing date of the Merger, in form and substance reasonably satisfactory to the Company and HoldingCo to the effect that the Merger should constitute a “reorganization” within the meaning of Section 368(a) of the Code and/or an exchange described in Section 351(a) of the Code. In rendering its opinion, counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Company or HoldingCo, reasonably satisfactory in form and substance to such counsel.

ARTICLE 4

COVENANTS

4.1    Listing of HoldingCo Common Stock. HoldingCo will use its reasonable best efforts to obtain, at or before the Effective Time, confirmation of listing on the NASDAQ of the HoldingCo Common Stock issuable pursuant to the Merger.

4.2    The Plans. The Company and HoldingCo will take or cause to be taken all actions necessary or desirable in order to implement the assumption by HoldingCo of all obligations of the Company pursuant to the Incentive Plan, each award agreement entered into pursuant to the Incentive Plan, and each outstanding Company Award granted thereunder, all to the extent deemed appropriate by the Company and HoldingCo and permitted under applicable law.

4.3    Insurance. HoldingCo shall procure insurance or cause the execution, amendment or endorsement of the insurance policies of the Company such that, upon consummation of the Merger, HoldingCo shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

ARTICLE 5

TERMINATION AND AMENDMENT

5.1    Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of the Company or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and none of the Company, HoldingCo or MergerCo or their respective security holders, directors or officers shall have any liability with respect to such termination and abandonment.

5.2    Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by Applicable Law, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.

Agreement and Plan of Merger

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1    Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Texas.

6.2    Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

6.3    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

6.4    Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

6.5    No Third-Party Beneficiaries. Nothing contained in this Agreement is intended by the parties hereto to expand the rights and remedies of any person or entity not party hereto against any party hereto as compared to the rights and remedies which such person or entity would have had against any party hereto had the parties hereto not consummated the transactions contemplated hereby.

6.6    Tax Matters. Each of the Company and HoldingCo will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of Company Common Stock at the time and in the manner prescribed by the Code and applicable Treasury Regulations.

[Signature Page Follows.]

Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN NATIONAL INSURANCE COMPANY,
a Texas insurance company

By:	/s/ James E. Pozzi

Name:	James E. Pozzi

Title:	President and CEO

AMERICAN NATIONAL GROUP, INC.
a Delaware Corporation

By:	/s/ James E. Pozzi

Name:	James E. Pozzi

Title:	President and CEO

AN MERGERCO, INC.,
a Texas corporation

By:	/s/ James E. Pozzi

Name:	James E. Pozzi

Title:	President and CEO

Agreement and Plan of Merger